EXHIBIT 4.3

CERTIFICATE OF DESIGNATION OF

SERIES D CONVERTIBLE PREFERRED STOCK OF

RELIANT HOLDINGS, INC.

A Nevada Corporation

Section 1. Designation and Amount. The shares of the Class of Preferred Stock hereby and herein created shall have a par value of one-tenth of a cent($0.001) per share and shall be designated as Class D Preferred Stock (the "Class D Preferred Stock") with a face value of one thousand dollars ($1,000) per share (“Face Value”), and the number of shares constituting the Class D Preferred Stock shall be one hundred (100).

Section 2. Rank. The Series D Preferred Stock shall rank: along side of the Common Stock of the Company as if fully converted.

Section 3. Dividends. The holders of the Series D Preferred Stock shall receive no dividends.

Section 4. Liquidation/Merger Preference.  The holders of Series D Preferred Stock shall have no liquidation preferences.

Section 5. Conversion of Preferred Shares to Common. The Class D Preferred Stock shall be convertible into shares of Common Stock of the Company as follows:

a)

Automatic Conversion; Mechanics of Conversion. Each share of Series D Preferred Stock shall automatically convert into seven hundred fifty thousand (750,000) shares of Common Stock of the Company immediately upon an increase in the number of authorized shares of Common Stock of the Company by at least seventy-five million (75,000,000) additional shares.

b)

Adjustments for Stock Splits and Reverse Splits. In the event of any stock split, reverse stock split, stock dividend, reclassification, recapitalization, or other similar event, the number of shares of Common Stock into which each share of Class D Preferred Stock is convertible shall be appropriately adjusted to reflect such event. The adjustment shall ensure that the conversion rights of the Holders are neither diminished nor enhanced as a result of such events.

c)	Administration.

i.

Lost or Stolen Certificates. Prior to receipt of a Conversion Notice, upon receipt by the Company of evidence of the loss, theft, destruction, or mutilation of any Preferred Stock Certificates representing shares of Class D Preferred Stock, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company, and upon surrender and cancellation of the Preferred Stock Certificate(s), if mutilated, the Company shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date. However, the Company shall not be obligated to re-issue such lost or stolen Preferred Stock Certificates on or subsequent to receipt of a Conversion Notice, as such shares of Series D Preferred Stock will have been converted into Common Stock of the Company.

ii.

Delivery of Common Stock Upon Conversion. The Transfer Agent or the Company (as applicable) shall, no later than the close of business on the third (3rd) business day (the "Deadline") after the increase in the authorized shares of Common Stock by at least seventy-five million (75,000,000) additional shares, issue and surrender to a common courier for either overnight or (if delivery is outside the United States) two (2) day delivery to the Holder at the address of the Holder as shown on the stock records of the Company, a certificate for the number of shares of Common Stock to which the Holder shall be entitled as aforesaid unless such Holder elects to have their shares held in Book Entry form. If the Holder elects to hold their shares in Book Entry form, the Transfer Agent or the Company (as applicable) shall send notice to such Holder via electronic mail within three (3) days after the increase in the authorized shares of Common Stock, a statement showing that such shares of Common Stock have been issued in their name and any converted shares of Series D Preferred Stock are canceled. In any event, delivery to each Holder of Common Stock upon the conversion of Series D Preferred Stock shall be made within three (3) business days after the increase in the authorized shares of Common Stock. The Holders shall also be entitled to the equitable remedy of specific performance to enforce the delivery requirements upon conversion of Class D Preferred Stock.

iii.

No Fractional Shares. If any conversion of the Class D Preferred Stock would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded, and the number of shares of Common Stock issuable upon conversion in the aggregate, shall be rounded up to the nearest whole share.

Section 6. Voting Rights. Holders of Series D Preferred Stock shall have voting rights equal to seven hundred fifty thousand (750,000) votes per share of Series D Preferred Stock held.

Section 7. Status of Converted Stock. Once the shares of Class D Preferred Stock shall be converted or canceled pursuant to the receipt of a Conversion Notice pursuant to Section 5(a) hereof, the shares shall be canceled and shall return to the status of authorized but unissued Preferred Stock of no designated class and shall not be issuable by the Company as Class D Preferred Stock.

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EXHIBIT A

NOTICE OF CONVERSION

The undersigned (“Holder”) hereby irrevocably elects to convert their Series D Preferred Shares (Certificate No. ______ or book-entry position) into shares of Common Stock of Reliant Holdings, Inc. (the “Issuer”)

The Issuer shall cause the Issuer’s transfer agent to issue one or more certificates as directed by Holder for the number of shares of Common stock set forth below (which numbers are based on the holder’s calculation below) in the name(s) specified immediately below:

Holder’s Name: _________________________________________

Holder’s SSN/Tax ID #: ___________________________________

Holder’s Address:

______________________________________________________________________

The Holder represents and warrants that all offers and sales by the Holder of the securities issuable to the Holder upon conversion of the Series D Preferred Stock shall be made pursuant to registration of the securities under the Securities Act of 1933, as amended (the “Act”), or pursuant to an exemption from registration under the Act.

Date to Effect Conversion: ________________

Conversion Ratio: 750,000 Shares of Common Stock for Each 1 Share of Series D Preferred Stock

Number of shares of Preferred Stock being converted: _____________

Number of shares of Common Stock to be issued: __________________

Please send the common stock certificate to ________________________________________________.

______________________________

(Holder’s Signature)

Print name: ___________________________

Phone: _______________________________

E-mail: _______________________________

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